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Exhibit 10.1

MEDICARE ADVANTAGE HEALTH PLAN
AGREEMENT
BETWEEN
Georgia Department of Community Health
AND
WellCare of Georgia, Inc.

THIS AGREEMENT is made and entered into by the Georgia Department of Community Health (“DCH” or “the State”), an administrative agency within the executive department of the State of Georgia, and WellCare of Georgia, Inc. (“Medicare Advantage Health Plan” or “MA Health Plan”), a corporation organized under the laws of the State of Georgia.

BACKGROUND

(a)           MA Health Plan has entered or has applied to enter into a Medicare Advantage Plan Agreement (“MA Agreement”) with the Centers for Medicare and Medicaid Services (“CMS”) whereby MA Health Plan provides or desires to provide Medicare Covered health care benefits to qualified Medicare beneficiaries under a Dual Eligible Special Needs Plan (SNP) in the state of Georgia.

(b)           MA Health Plan shall retain responsibility for providing, or arranging for Medicare covered health care benefits to be provided to qualified Medicare beneficiaries under its Dual Eligible SNP.

(c)           MA Health Plan desires to enter into an Agreement with the State to (i) ensure cost sharing protections for Dual Eligible Medicaid recipients in the event MA Health Plan offers Medicaid Covered Benefits under its benefit plans; (ii) ensure Plan can appropriately and accurately identify Medicare beneficiary qualification for the State’s Medicaid benefits and MA Health Plan’s SNP; and (iii) ensure Plan can appropriately and accurately identify Medicaid enrolled health care providers.

(d)           MA Health Plan and the State acknowledge the requirements of federal regulations described in 42 CFR 422 whereby MA Health Plan must enter into an agreement with the State to offer and provide a SNP to the State’s Dual Eligible Medicare beneficiaries.

(e)           The MA Health Plan shall comply with all pertinent Federal, State and local laws, including those relating to Third Party Liability and coordination of benefits, applicable to the performance of this Agreement.

1.  DEFINITIONS

1.1           Cost Sharing Obligations mean those financial payment obligations incurred by the State in satisfaction of the deductibles, coinsurance, and co-payments for the Medicare Part A and Part B programs with respect to Dual Eligible Members. For purposes of this Agreement, Cost Sharing Obligations do not include: (1) Medicare premiums that the State is required to pay under the Georgia State Plan on behalf of Dual Eligible Members, or (2) wrap-around services that are covered by Medicaid.

1.2           Dual Eligible means a Medicare recipient who is also eligible for Medicaid, and for whom the State has a responsibility for payment of Cost Sharing Obligations under the Georgia State Plan. For purposes of this Agreement, Dual Eligibles are limited to the following categories of recipients: QMB Only, QMB Plus, and SLMB Plus.

                                1.2.1       Qualified Medicare Beneficiary (QMB) means an individual who is entitled to Medicare Part A, has income that does not exceed 100% of the Federal Poverty Level (FPL), and whose resources do not exceed twice the Supplemental Security Income (SSI) limit. A QMB is eligible for Medicaid Payment of Medicare premiums, Deductibles, Coinsurance, and Co-payments (except for Medicare Part D) (collectively, these benefits are called “QMB Medicaid Benefits”). Categories of QMBs covered by this Agreement are:
• QMB Only -- QMBs who do not qualify for any additional QMB Medicaid Benefits.
• QMB Plus -- QMBs who also meet the financial criteria for full Medicaid coverage. QMB Plus individuals are entitled to QMB Medical Benefits, plus all benefits available under the Georgia State Plan for fully eligible Medicaid recipients.

The QMB benefits covered by this Agreement are limited to the Cost Sharing Obligations defined above (Deductibles, Coinsurance, and Co-payments).

                1.1.2       Specified Low-income Medicare Beneficiary (SLMB) means an individual who is entitled to Medicare Part A, has income that exceeds 100% FPL but is less than 120% FPL, and whose resources do not exceed twice the SSI limit. The category of SLMBs covered by this Agreement is:

• SLMB Plus – SLMBs who also meet the financial criteria for full Medicaid Coverage. SLMB Plus individuals are entitled to payment of Medicare Part B premiums, plus all benefits available under the Georgia State Plan for fully eligible Medicaid recipients.

The SLMB benefits covered by this Agreement are limited to the Cost Sharing Obligations defined above (Deductibles, Coinsurance, and Co-payments).

1.3           Dual Eligible Special Needs Plan (Dual Eligible SNP) means the Medicare Part C and other health plan services provided to MA Health Plan members under a SNP as defined and pursuant to an MA Agreement

1.4           MA Agreement means the Medicare Advantage Plan Agreement between the MA Health Plan and the CMS to provide MA benefit plans.

1.5           Service Area means those counties or zip codes where MA Health Plan operates as approved by CMS and described in Exhibit 1 attached hereto.

1.6           Covered Services means those services and benefits which MA Health Plan is required to provide to Dual Eligible SNP members under this Agreement, as described in Exhibit 2, attached hereto.

2.  MA HEALTH PLAN’S OBLIGATIONS

2.1           MA Health Plan Service Area.  MA Health Plan may offer a Dual Eligible SNP Dual to eligible beneficiaries who reside in those counties where the MA Health Plan offers such benefit plan under its MA Agreement.  Specific counties or zip codes covered by this Agreement are described in Exhibit 1.

2.2           Enrollment in MA Health Plan’s SNP.  Unless a Dual Eligible is otherwise excluded under federal Medicare Advantage plan rules, the MA Health Plan shall accept all Dual Eligibles who select the MA Health Plan’s SNP without regard to physical or mental condition, health status or need for or receipt of health care services, claims experience, medical history, genetic information, disability, marital status, age, sex, national origin, race, color, or religion, and shall not use any policy or practice that has the effect of such discrimination.

2.3           Coordination of Health Care Services.   MA Health Plan shall provide the Dual Eligible SNP benefits to all Dual Eligible MA Health Plan enrollees who are qualified to receive such services under the terms of the MA Agreement.  Under this Agreement, MA Health Plan shall retain responsibility for providing, or arranging for benefits to be provided for individuals entitled to receive medical assistance under Title XIX which are Medicare covered benefits and any supplemental benefits as filed by MA Health Plan and approved by CMS.

2.3.1           On an annual basis, MA Health Plan shall determine its benefits for the calendar year that will be provided to Dual Eligible enrollees under the Dual Eligible SNP.  Such benefits will be approved by CMS prior to January 1 of each successive calendar year.

2.3.2           MA Health Plan shall develop comparison charts (“Comparison Charts”) summarizing the products and services offered under the various MA Health Plan’s Dual Eligible SNP plans for each service area in the State. To be included on the comparison chart are  (i) list of benefits offered by the MA Health Plan; (ii) a list of Medicaid benefits offered by the State to qualified Dual Eligible beneficiaries; (iii) MA Health Plan’s defined cost sharing for each benefit; (iv) the State’s Medicaid Cost Sharing Obligations for each benefit; and (v) identification of overlap between MA Health Plan’s benefits, services and cost sharing with the State’s Medicaid Cost Sharing Obligations for each benefit and each qualified beneficiary.   The State will review and approve the comparison charts with regard to appropriate documentation of Medicaid benefits and cost sharing offered by the State.

2.3.3           MA Health Plan shall distribute such Comparison Charts to appropriate MA Health Plan departments and personnel for the express purpose of providing education and resources to MA Health Plan staff to enable efficient and appropriate coordination of benefits that may be available to Dual Eligible enrollees under their State Medicaid program.

2.3.4           MA Health Plan shall distribute such Comparison Charts to MA Health Plan participating providers for the express purpose of providing education and resources to MA Health Plan participating providers to enable efficient and appropriate collection of applicable cost sharing under MA Health Plan’s Dual Eligible SNP plan benefits and as required by Section 3.4 of this Agreement.

2.4           Beneficiary Enrollment and Financial Protection.  MA Health Plan must provide each prospective Dual Eligible SNP enrollee, prior to enrollment, with a comprehensive written statement of benefits and cost-sharing protections under MA Health Plan’s SNP as compared to protections under the relevant State Medicaid plan.  MA Health Plan is prohibited from imposing cost-sharing requirements on Dual Eligible enrollees that would exceed the amounts permitted under the State Medicaid plan if the enrollee were not enrolled in the MA Health Plan’s Dual Eligible SNP. This requirement is to assist a prospective dual-eligible enrollee to determine if he/she will receive any value from enrolling in the Dual Eligible SNP that is not already available under the State Medicaid program.

2.5           MA Health Plan Provider Participation and Enrollee Financial Protections.  MA Health Plan assures that its contracts with MA Health Plan participating providers contain provisions that require such participating providers to accept health plan payment plus enrollee cost sharing as payment in full.  Under MA Health Plan’s Dual Eligible SNPs the participating providers may only collect such enrollee cost sharing as specified by MA Health Plan and pursuant to the limitations of Section 3.4 of this Agreement.

2.6           MA Health Plan Participating Providers.  MA Health Plan maintains contracts with participating providers whereby MA Health Plan assures adequate access and availability to Dual Eligible SNP enrollees for all medically necessary Covered Services, following CMS access standards and guidelines.  MA Health Plan maintains policies and procedures to regularly monitor access and availability of such participating providers to ensure MA Health Plan consistently meets such access standards and guidelines.  MA Health Plan agrees to maintain a contracted participating provider network which is qualified to Dual Eligible membership enrolled in MA Health Plan under the SNP, including any specific special medical care needs of such membership which are covered benefits under the SNP.

2.7           Quality Measures.  MA Health Plan will submit to the State annual HEDIS reports, Consumer Assessment of Healthcare Providers and Systems (CAHPS) if participating and any other Quality strategies and Evaluations.

3.  STATE OBLIGATIONS

3.1           Eligibility Verification.  The State will provide MA Health Plan access to Medicaid eligibility system through querying access to the State’s web-enabled eligibility data.  The MA Health Plan will utilize the query capacity only in relation to those Medicaid members who have indicated a direct interest in joining or remaining in the D-SNP or whose application for admission is in process.

3.2           Medicaid Benefit Information.  The State will review and approve or deny the MA Health Plan’s prepared summarization of   the products and services offered under the State’s Medicaid benefit plan as described in the State’s Provider Policy Manuals and State Plan to support MA Health Plan’s production of Comparison Charts as described in Section 2.3.2 of this Agreement. The State shall have no obligation to create these comparison guides.
3.2.1           Medicaid covered and non-covered services can be found at the following websites:
   http://www.ghp.ga.gov

   http://dch.georgia.gov/00/channel_title/0,2094,31446711_80466652,00.html

3.3           State’s Financial Responsibility.  The State shall retain financial responsibility for applicable Medicaid Cost Sharing Obligations including coordination of benefits, coinsurance and/or copayments to healthcare providers.

3.4           Medicaid Provider Participation.  The State shall provide MA Health Plan with access to information to enable MA Health Plan to verify Medicaid provider participation in the State’s Medicaid programs through on-line access to the State’s web-enabled provider directory.

4. TERM AND TERMINATION

4.1           Term.  The term of this Agreement will begin on January 1, 2011 (the “Effective Date”) and end December 31, 2011.  Thereafter this Agreement shall automatically renew each January 1 for one year terms unless the Agreement is terminated pursuant to Section 4.2 of this Agreement

4.2           Termination.  This Agreement may be terminated under the following conditions:

4.2.1  This Agreement may be terminated by mutual agreement of the parties. Such agreement must be in writing.

                4.2.2        The State may terminate the Agreement in whole or in part and at any time when, in its sole discretion, it determines that termination is in the best interests of the State of Georgia. The termination will be effective on the date specified in the State’s notice of termination. The State will provide the MA Health Plan written notice of such termination at least 30 calendar days prior to the effective date of termination, unless the State determines that circumstances warrant a shorter notice period.

                4.2.3        In addition to the reasons set forth above, the State reserves the right to terminate this Agreement, in whole or in part, upon the following conditions:

(1)      The State may terminate this Agreement at any time if a court of competent jurisdiction finds MA Health Plan failed to adhere to any laws, ordinances, rules, regulations or orders of any public authority having jurisdiction and such violation prevents or substantially impairs performance of MA Health Plan’s duties under this Agreement.

(2)      The State may terminate the Agreement at any time if the MA Health Plan: files for bankruptcy; becomes or is declared insolvent, or is the subject of any proceedings related to its liquidation, insolvency, or the appointment of a receiver or similar officer for it; makes an assignment for the benefit of all or substantially all of its creditors; or enters into an agreement for the composition, extension, or readjustment of substantially all of its obligations.

(3)      The State may terminate the Agreement at any time and in whole or in part if it determines, at its sole discretion, that the MA Health Plan has materially breached the Agreement.

                4.2.4        The MA Health Plan may terminate this Agreement by providing the State written notice at least 30 calendar days prior to termination. The termination will be effective on the date specified in the MA Health Plan’s notice of termination.

5.  MISCELLANEOUS PROVISIONS

5.1           Entire Agreement.  This Agreement contains the entire understanding between the parties hereto with respect to the subject matter of this Agreement and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter of this Agreement.

5.2           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.

5.3           Confidentiality of Protected Health Information (HIPAA).  MA Health Plan and the State each acknowledge that it is a “Covered Entity,” as defined in the Standards for Privacy of Individually Identifiable Health Information (45 C.F.R. Parts 160 and 164)  pursuant to the Health Insurance Portability and Accountability Act of 1996 (the “Privacy Rule”).  Each party shall protect the confidentiality of Protected Health Information and shall otherwise comply with the requirements of the Privacy Rule and with all other State and Federal Laws governing the confidentiality of medical information.

5.4           Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives and, to the extent permitted by Section 5.5, assignment.

5.5           Assignment.  This Agreement and the rights and obligations of the parties under this Agreement will be assignable, in whole or in part, by the MA Health Plan with the prior written consent of the State point of contact identified in Section 5.7.

5.6           Modification, Amendment or Waiver.  No provision of this Agreement may be modified, amended, or waived except by a writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

5.7           Notices.  All notices, consents, requests, instructions, approvals or other communications provided for herein will be in writing and delivered by personal delivery, overnight courier, mail, or electronic facsimile addressed to the receiving party at the address set forth herein. All such communications will be effective when received.

The State: Director of Medicaid Georgia Department of Community Health 2 Peachtree Street, 40th Floor Atlanta, GA 30303	MA Health Plan: Compliance Officer 500 12th St, Ste 350 Oakland, Ca 94607 [sic]

A party may change the contact information set forth above by giving written notice to the other party.

5.8           Headings.  The headings and any table of contents contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

5.9           Governing Law.  This Agreement is governed by the laws of the State of Georgia and interpreted in accordance with Georgia law, except to the extent preempted by federal law.

5.10         No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

5.11         Publicity.  Except as otherwise required by this Agreement or by law, no party shall issue or cause to be issued any press release or make or cause to be made any other public statement as to this Agreement or the relationship of the parties, without obtaining the prior approval of the other party to the contents and manner of presentation and publication thereof.

5.12         No Waiver.  No delay on the part of either party in exercising any right under this Agreement will operate as a waiver of such right. No waiver, express or implied, by either party of any right or any breach by the other party shall constitute a waiver of any other right or breach by the other party.

5.13         No Endorsement. Nothing in this Agreement shall be construed as an endorsement by the State of the products, services or personnel of MA Health Plan.

IN WITNESS WHEREOF, authorized representatives of the parties execute this Agreement as follows:

GEORGIA DEPARTMENT OF COMMUNITY HEALTH By: /s/ David A. Cook Printed Name: David A. Cook Title: Commissioner Date: February 11, 2011	MA HEALTH PLAN By: /s/ Alec Cunninham Printed Name: Alec Cunningham Title: President and CEO Date: December 17, 2010

Exhibit 1

Service Area
Georgia

The following counties define the Services Area covered under this agreement:

Chatham
Cherokee
Cobb
DeKalb
Douglas
Forsyth
Fulton
Gwinnett
Muscogee
Paulding

Exhibit 2

Covered Services

The following describes the benefits and services provided by MA Health Plan under this Agreement and for which MA Health Plan is financially responsible for payment of all claims and expenses, except applicable Member co-payments or coinsurance, if applicable.

1.	All Medicare covered benefits as defined by CMS annually and as described in MA Health Plan Evidence of Coverage document approved by CMS for the current calendar year.

2.	Non-Medicare covered benefits as follows: - Insert specific benefit descriptions from Summary of Benefits.

EXHIBIT 2(2)

BENEFIT	ORIGINAL MEDICARE	WELLCARE ACCESS (HMO SNP)
(30) Dental Services	Preventive dental services (such as cleaning) not covered.

General

Authorization rules may apply.

In-Network

$0 co-pay for Medicare-covered dental benefits.*
•      $0 co-pay for up to 1 oral exam(s) every six months
•      $0 co-pay for up to 1 cleaning(s) every six months
•      $0 co-pay for up to 1 fluoride treatment(s) every six months
•      $0 co-pay for up to 1 dental X-ray(s) every three years

Plan offers additional comprehensive dental benefits.

$1000 plan coverage limit for dental benefits every year.

Summary of Benefits / Page 27

BENEFIT	ORIGINAL MEDICARE	WELLCARE ACCESS (HMO SNP)
(31) Hearing Services	Routine hearing exams and hearing aids not covered. 0% coinsurance for diagnostic hearing exams

In-Network

$0 co-pay for Medicare-covered diagnostic hearing exams*
•      $0 of the cost for up to 1 routine hearing test (s) every year
•      $0 of the cost for up to 1 hearing aid fitting evaluation(s) every three years
•      $0 co-pay for up to 1 hearing aid(s) every three years

$50 plan coverage limit for routine hearing tests every year.

$350 plan coverage limit for hearing aids every three
years.

Summary of Benefits / Page 28

BENEFIT	ORIGINAL MEDICARE	WELLCARE ACCESS (HMO SNP)
(32) Vision Services

0% coinsurance for diagnosis and treatment of diseases and conditions of the eye.

Routine eye exams and glasses not covered.

Medicare pays for one pair of eyeglasses or contact lenses after cataract surgery.

Annual glaucoma screenings covered for people at risk.

In-Network
$0 co-pay for diagnosis and treatment of diseases and conditions of the eye*

$0 co-pay for
•      one pair of eyeglasses or contact lenses after cataract surgery *
•      0% of the cost for up to 1 routine eye exam(s) every year
•      $0 co-pay for up to 1 pair(s) of glasses every year
•      $0 co-pay for up to 1 pair(s) of contacts every year
•      $0 co-pay for up to 1 pair(s) of lenses every year
•      $0 co-pay for up to 1 frame(s) every year

$50 plan coverage limit for eye exams every year.

$100 plan coverage limit for contact lenses every year.

$100 plan coverage limit for eye glass frames every year.

Plan offers additional vision benefits.

Summary of Benefits / Page 29

BENEFIT	ORIGINAL MEDICARE	WELLCARE ACCESS (HMO SNP)
(33) Welcome to Medicare; and Annual Wellness visit

When you join Medicare Part B, then you are eligible as follows.

During the first 12 months of your new Part B coverage, you can get either a Welcome to Medicare exam or an Annual Wellness visit.

After your first 12 months, you can get one Annual Wellness visit every 12 months.

There is no coinsurance, co-payment or deductible for either the Welcome to Medicare exam or the Annual Wellness visit.

The Welcome to Medicare exam does not include lab tests.

In-Network $0 co-pay for the required Medicare-covered initial preventive physical exam and annual wellness visits.* $0 co-pay for routine exams. Limited to 1 exam(s) every year.

Summary of Benefits / Page 30

BENEFIT	ORIGINAL MEDICARE	WELLCARE ACCESS (HMO SNP)
(34) Health/Wellness Education

Smoking Cessation:  Covered if ordered by your doctor.  Includes two counseling attempts within a 12-month period if you are diagnosed with a smoking-related illness or are taking medicine that may be affected by tobacco.  Each counseling attempt includes up to four face-to-face visits.  You pay coinsurance, and Part B deductible applies.

$0 co-pay for the HIV screening.  HIV screening is covered for people with Medicare who are pregnant and people at increased risk for the infection, including anyone who asks for the test.  Medicare covers this test once every 12 months or up to three times during a pregnancy.

In-Network

The plan covers the following health/ wellness education benefits:
•      Written health education materials, including newsletters
•      Health Club Membership/Fitness Classes
•      Nursing Hotline
•      Other wellness benefits

$0 co-pay for each Medicare-covered smoking cessation counseling session.*

$0 co-pay for each Medicare-covered HIV screening.*

HIV screening is covered for people with Medicare who are pregnant and people at increased risk for the infection, including anyone who asks for the test.  Medicare covers this test once every 12 months or up to three times during a pregnancy.

Summary of Benefits / Page 31

BENEFIT	ORIGINAL MEDICARE	WELLCARE ACCESS (HMO SNP)
Transportation (Routine)	Not covered	In-Network This plan does not cover routine transportation.
Acupuncture	Not covered	In-Network This plan does not cover acupuncture.
CARE ACCESS
Summary of Benefits / Page 32